Exhibit 10.15

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is made by and between The Brickman Group, Ltd. (the “Company”) and Mark A. Hjelle (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive is currently employed by the Company as Vice President and General Counsel; and

WHEREAS, the Company has requested Executive to relocate his residence to Maryland from Pennsylvania, and Executive is willing to so relocate; and

WHEREAS, the Company and Executive desire to set forth certain terms and conditions to control upon the termination of Executive’s employment with the Company;

NOW, THEREFORE, for and in consideration of the amounts and benefits to be paid and provided to Executive under this Agreement and the mutual promises, covenants, and undertakings contained herein, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, each intending to be legally bound, hereby agree as follows:

Certain capitalized terms used in this Agreement are defined in Section 18.

Section 1. Company’s Right to Terminate. The Company shall have the right to terminate Executive’s employment at any time for any of the following reasons:

(a) Upon Executive’s death or permanent disability or incapacity (as determined by the Board in its reasonable good faith judgment); provided, that if there is a disagreement between the Company and Executive as to whether Executive is permanently disabled or incapacitated for purposes of this Agreement, the determination shall be made by an independent qualified physician with a national reputation, mutually acceptable to the Board and Executive (or Executive’s representative);

(b) For Cause; or

(c) For any other reason or no reason whatsoever, in the sole discretion of the Company.

Section 2. Executive’s Right to Terminate. Executive shall have the right to terminate Executive’s employment at any time for any of the following reasons:

(a) For Executive Good Reason; or

(b) For any other reason or no reason whatsoever, in the sole discretion of Executive.

Section 3. Notice of Termination. If the Company or Executive desires to terminate Executive’s employment at any time (other than pursuant to Section 1(a), which termination shall be deemed to occur automatically upon Executive’s death), the Company or Executive shall do so by giving written notice of such termination to the other party and stating the effective date and reason (if any) for such termination; provided, however, that if such termination shall be for any reason other than those encompassed by Sections 1(a) or 1(b) (if such termination is by the Company) or if such termination shall be for any reason other than those encompassed by Section 2(a) (if such termination is by Executive), such notice shall be given at least 30 days prior to the effective date of such termination. Notwithstanding the foregoing, in lieu of giving the notice provided for in this Section 3, the Company may provide Executive with an amount equal to the salary and benefits Executive would have received had he been provided such notice and terminate Executive immediately without notice.

Section 4. Effect of Termination of Employment.

(a) If (i) the Company terminates Executive’s employment other than pursuant to Section 1(b) or (ii) Executive terminates Executive’s employment for Executive Good Reason, Executive shall be entitled to receive Severance Benefits as provided herein. However, notwithstanding the foregoing, Executive shall not be entitled to any Severance Benefits unless the Executive and the Company execute a mutual general release in form and content mutually satisfactory to the Board and Executive.

(b) If Executive’s employment is terminated by the Company for Cause, or by Executive without Executive Good Reason, Executive shall be entitled to receive his Base Salary and any other benefits or compensation to which he would otherwise be eligible through the date of such termination only and shall not be entitled to any Severance Benefits.

(c) If Executive’s employment with the Company is terminated by the Company pursuant to Sections 1(a) or 1(c), or such employment is terminated by Executive pursuant to Section 2(a), and Executive (or his representatives) elects (and provides written notice to the Company of such election) within 360 days following such termination of employment to sell the Maryland Residence, then the Company agrees to pay to Executive (or his representatives) an amount equal to the excess, if any, of the Purchase Price over the Net Sale Proceeds (the “Deficit Amount”), grossed up for all federal, state and local income taxes then in effect applicable to Executive (i.e., the Deficit Amount divided by 1 minus Executive’s combined federal, state and local effective personal tax rate). The payment required to be made by the Company pursuant to this Section 4(c) shall be made within 30 days following the closing of an agreement of sale for the Maryland Residence. This Section 4(c) shall terminate on the fifth anniversary of the date that Executive closes on the purchase of the Maryland Residence.

Section 5. No Duty to Mitigate Losses. Executive shall have no duty to find new employment following termination of Executive’s employment under circumstances that require the Company to pay Severance Benefits hereunder. Any salary or remuneration received by Executive from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of Executive’s employment shall not reduce the Company’s obligation to make any payment that it is otherwise required to make under this Agreement.

Section 6. Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company to:	The Brickman Group, Ltd.
18223-D Flower Hill Way
Gaithersburg, MD 20879
Attn: Scott W. Brickman

If to Executive to:	Mark A. Hjelle
[Address intentionally omitted]

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

Section 7. Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the Commonwealth of Pennsylvania, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another jurisdiction. Executive agrees that any legal proceeding brought by Executive or the Company to enforce the provisions of this Agreement shall be brought in Montgomery County, Maryland, and Executive and Company hereby waive their respective rights to any pleas regarding subject matter or personal jurisdiction or venue.

Section 8. No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, a condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement at the same or at any prior or subsequent time.

Section 9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not effect any other provision or any other jurisdiction, as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

Section 11. Withholding of Taxes. The Company may withhold from any payments made pursuant to this Agreement all applicable federal, state, city, and other taxes as may be required pursuant to any law or governmental regulation or ruling.

Section 12. Headings. The Article, Section, and Subsection headings herein have been inserted for purposes of convenience only and shall not be used for interpretive purposes.

Section 13. Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

Section 14. Assignment. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

Section 15. Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof and contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to employment of Executive by the Company. Without limiting the scope of the preceding sentence, all prior understandings and agreements among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement will be effective only if it is in writing and signed by both parties.

Section 16. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 17. Employment Relationship with the Company. Nothing contained in this Agreement shall confer upon the Executive any right with respect to continuance of employment by the Company or an Affiliate, nor interfere in any way with the right of the Company or an Affiliate to terminate the employment of the Executive in accordance with the terms hereof. For purposes of this Agreement, Executive shall be considered to be in the employment of the Company (and shall not be considered to have terminated employment with the Company) as long as Executive remains an employee of either the Company or an Affiliate of the Company.

Section 18. Definitions. Where the following words and phrases appear in this Agreement, each shall have the respective meaning set forth below, unless the context clearly indicates to the contrary.

(1) “Affiliate” means a parent or subsidiary corporation (as defined in section 424 of the Code) of the Company, or a parent or subsidiary (as defined in section 424 of the Code) of such parent or subsidiary corporation.

(2) “Board” means the board of directors of the Company.

(3) “Base Salary” initially means $195,000.00 per annum, subject to adjustment by the Company.

(4) “Cause” means (i) the commission of a felony or a crime involving moral turpitude or the commission of any other willful act or omission involving fraud with respect to the Company or any of its Affiliates or that amounts to a breach of his duty of loyalty as an officer of the Company and its Affiliates, (ii) conduct bringing the Company or any of its Affiliates into substantial public disgrace or disrepute, (iii) substantial and repeated willful failure to perform duties as reasonably directed by the Board, if not cured within five business days after receiving written notice from the Board, or (iv) willful misconduct with respect to the Company or any of its Affiliates.

(5) “Code” means the Internal Revenue Code of 1986, as amended.

(6) “Effective Date” means December 1, 2003.

(7) “Executive Good Reason” means (i) Executive is removed as Vice President and General Counsel or is assigned duties inconsistent with those typically assigned to a Vice President and General Counsel without his consent or (ii) an actual decrease in Executive’s Base Salary and benefits, except for a decrease which is across the board and uniform (in amount and percentage) and less than 15% of such Base Salary.

(8) “Maryland Residence” means the first residence purchased by Executive in Maryland.

(9) “Net Sale Proceeds” means the net proceeds received by Executive (or his representative) upon the sale of the Maryland Residence after deducting all closing or sale costs (including broker’s commissions, transfer or similar taxes, and other fees and expenses of sale and closing incurred by Executive (or his representative)) but without any reduction attributable to the repayment of any loans for borrowed money incurred by Executive.

(10) “Purchase Price” means the purchase price paid or payable by Executive for the Maryland Residence in accordance with the contract of sale entered into between Executive and MB Bancroft LLC dated June 28, 2003, as amended. For clarification, the “Purchase Price” does not include closing costs associated with Executive’s purchase of the Maryland Residence.

(11) “Severance Benefits” means all of the following payments and benefits:

(i) the Company shall pay Executive an amount equal to 1 times the sum of (A) Executive’s Base Salary as in effect immediately prior to Executive’s termination of employment with the Company, which in no event shall be less than $195,000 and (B) 100% of Executive’s target bonus for the fiscal year in which the termination occurs as in effect immediately prior to Executive’s termination of employment with the Company. Such amounts shall be paid in a lump sum within 30 days after the release described in Section 4(a) has been executed by Executive and becomes irrevocable.

(ii) for a period of 12 months from the first day of the first month following the date Executive’s employment is terminated, the Company shall continue to provide all other employee welfare benefits that were provided to Executive immediately prior to his termination, including, without limitation, any medical, dental, and life insurance as the Company provided to Executive immediately prior to Executive’s termination period; provided, however, that if the Company ceases to provide any welfare benefit to similarly-situated executives who remain employed by the Company, it shall also not provide such benefits to the Executive.

IN WITNESS WHEREOF, the parties hereto have executed the Agreement on this seventh day of January, 2004 to be effective as of the Effective Date.

THE BRICKMAN GROUP, LTD.

By:	/s/ Scott W. Brickman
Name:	Scott W. Brickman

EXECUTIVE

/s/ Mark A. Hjelle
Name: Mark A. Hjelle